Exhibit 15.3

山东浩信会计师事务所有限公司

Shandong Haoxin Certified Public Accountants Co., Ltd.

山东省潍坊市高新区东风东街 4899 号金融广场 10 号楼7楼

7th Floor, Building 10, Financial Square, No. 4899 Dong Feng East Str.

High-tech District, Weifang, Shandong

www.haoxincpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-278663) of Baijiayun Group Ltd of our reports dated January 16, 2024 with respect to the consolidated financial statements of Baijiayun Group Ltd included in the Annual Report on Form 20-F of Baijiayun Group Ltd for the fiscal year ended June 30, 2024 filed with the Securities and Exchange Commission.

/s/ Shandong Haoxin Certified Public Accountants Co., Ltd.

Shandong Haoxin Certified Public Accountants Co., Ltd.

Weifang, the People’s Republic of China

October 25, 2024